EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos. 333-148055, 333- 194404 and 333-223824) on Form S-8 and Registration Statement (No. 333-206495) on Form F-3 of Teekay Tankers Ltd. (the “Company”) of our reports dated April 14, 2020, with respect to the consolidated balance sheets of the Company as of December 31, 2019 and 2018, and the related consolidated statements of income (loss), cash flows and changes in equity for each of the years in the three‑year period ended December 31, 2019, and related notes, and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 Annual Report on Form 20-F of the Company.

Our report refers to a change in accounting policies as of January 1, 2018 due to the adoption of ASU 2014-09 Revenue from Contracts with Customers, and a change in accounting policies as of January 1, 2019 due to the adoption of ASU 2016-02 Leases.

/s/ KPMG LLP
Chartered Professional Accountants
Vancouver, Canada
April 14, 2020